NFO Worldwide Acquires Infratest Burke,
Leading European Market Research Firm

GREENWICH, Conn.--(BUSINESS WIRE)--Nov. 23, 1998--

     Combination Creates One of the World's Top Three Custom Market Research Groups

     NFO Worldwide, Inc. (NYSE: NFO) today announced the acquisition of Infratest Burke, a leading European market research firm with 35 offices in 15 countries throughout Europe and the United States. The total cost of the acquisition, including the assumption of pre-existing debt, was approximately DM 252 million (US $151 million).
     Founded in 1947, Infratest Burke is headquartered in Munich and ranks as one of the top four custom market research firms in Europe. The combination of Infratest Burke with NFO, the largest U.S. - based custom market research company, will create the sixth largest market research firm in the world, and one of the top three custom market research companies globally.
     Infratest Burke's US GAAP revenues for the fiscal year ended September 30, 1998 were approximately US $165 million. In addition, Infratest Burke holds a 50% ownership interest in Burke, Inc., a top 20 US market research company, and I+G Gesundheitsforschung, a market research joint venture company specializing in the pharmaceutical and health care industries. Combined revenues from these two unconsolidated entities total approximately US $70 million. With owned and associated operations covering 15 countries, Infratest Burke has a strong operating presence in Europe, generally ranking in the top five market leadership positions within each of its respective markets. Additional information regarding Infratest Burke may be obtained from its website, www.Infratest-Burke.com.
     NFO purchased 100% of the outstanding stock of Infratest Burke A.G. Holding for a total consideration of DM 205 million (US$ 123 million). At closing, DM 200 million (US$ 120 million) was paid in cash; the remaining DM 5 million (US$ 3 million) is payable over the next two and one-half years. The total acquisition cost of DM 252 million (US $151 million) also includes the assumption of approximately DM 47 million (US $28 million) of pre-existing debt.
     William E. Lipner, Chairman, President and Chief Executive Officer of NFO Worldwide, said, "The acquisition of Infratest Burke with its substantial European presence, including some of Europe's largest Computer-Assisted Telephone Interviewing (CATI) and Computer Assisted Personal Interviewing (CAPI) systems, fills the most
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significant gap in NFO's global coverage. Infratest Burke's strong client relationships, excellent proprietary products and systems, talented staff and comprehensive operations capabilities mark this transaction as an extremely noteworthy step in our company's development."
     Lipner continued, "Dr. Hartmut Kiock and the entire Infratest Burke team have built an outstanding network of market research companies in a strategically critical area of the world for NFO. The addition of Infratest Burke expands NFO's worldwide coverage to 31 countries, enabling our Company to be one of the few, truly global market research providers. This broadened geographical platform and extensive product offerings create exciting opportunities to further expand NFO's vertical market presence and bring much added value to our clients worldwide."
     Dr. Hartmut Kiock, Chairman of the Board of Management of Infratest Burke stated, "I am pleased to help bring Infratest Burke into the NFO Worldwide group of companies. We look forward to playing an important role in NFO's development as one of the top global research organizations. Combining the interests of Infratest Burke with those of NFO has major client and professional staff advantages for both sides."
     Kiock continued, "We bring to NFO and its subsidiary group companies unparalleled international experience of more than fifty years, with tremendous strength in the European markets. NFO brings to Infratest Burke its own expertise throughout North America and Asia in vertical market sectors very complementary to our own. Together, we will be able to offer clients an exceptionally broad and deep relationship on a global basis."
     NFO Worldwide, Inc. is a leading provider of custom and syndicated marketing information to America's largest companies as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers access to nearly 575,000 North American households (over 1.5 million people) and, through a joint venture, to over 100,000 European households. The Company provides its services to over 3,000 clients in key market segments such as packaged goods and foods, healthcare, financial services, hi-tech/telecommunications and travel & leisure. The Company provides its services in 31 countries and has over 13,000 full and part time employees.

Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements are based on the Company's current forecasts and actual
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results may differ materially. To understand the risks, which may affect the
Company's future performance, please refer to Part 1 of NFO's 1997 Annual Report on Form 10-K filed on March 30, 1998.

    CONTACT: Patrick G. Healy
             President - CPSD & CFO
             203-618-8502
             E-mail: phealy@nfor.com